UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11.

Dear Shareholder:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, June 6, 2023 (the “Annual Meeting”). In light of the successful use of virtual meetings in the last three years, we will again conduct our Annual Meeting in a virtual format, via live audio webcast. We believe that a virtual meeting provides a larger number of shareholders with equal or greater access and ability to participate than an in-person meeting. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. Shareholders can access the Annual Meeting by visiting https://web.lumiagm.com/270154195 (password: urban2023).

The matters to be considered and voted upon are described in the 2023 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares at the meeting, over the Internet, by telephone or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to your virtual participation at the Annual Meeting where we will review the business and operations of Urban Outfitters, Inc.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: April 3, 2023

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 6, 2023

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be conducted as follows:

Date:	June 6, 2023
Time:	10:30 a.m.
Means:

Virtual meeting only, via live audio webcast at https://web.lumiagm.com/270154195 (password: urban2023). During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or obtained in the manner prescribed by your nominee.

We encourage you to access the meeting prior to the start time to allow time for check in. Please note that there is no in-person annual meeting for you to attend.
Purpose:	1. To elect ten directors to serve a term expiring at the Annual Meeting of Shareholders in 2024.
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2024.
3. To hold an advisory vote to approve executive compensation.
4. To hold an advisory vote on the frequency of future advisory votes to approve executive compensation.
5. To transact such other business as may properly come before the Annual Meeting of Shareholders.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the nominees for director listed in Proposal 1, “FOR” Proposals 2 and 3 and that, with respect to Proposal 4, you vote for a frequency of “1 year.”

The Board of Directors of the Company has fixed April 3, 2023, as the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael Silbert
Secretary

DATE: April 3, 2023

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Urban Outfitters, Inc. (the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s shareholders for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, June 6, 2023, at 10:30 a.m., and any adjournments or postponements thereof. In light of the successful use of virtual meetings the last three years, we will conduct our Annual Meeting in a virtual format, via live audio webcast at https://web.lumiagm.com/270154195. Based on the last three years of experience, the Company believes that a virtual meeting will provide equal or better access and participation options for more shareholders than an in-person meeting. During the virtual meeting, shareholders may ask questions and will be able to vote their shares electronically.

The Company is making its proxy statement (this “Proxy Statement”) and its annual report to shareholders available electronically via the Internet. On or before April 27, 2023, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s common shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on April 3, 2023 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On March 13, 2023, there were 92,586,524 Common Shares outstanding. Shareholders of record on the Record Date may vote (i) by Internet by visiting the website specified in the Notice and on the proxy card, (ii) by telephone using the instructions provided in the Notice and on the proxy card, (iii) electronically at the Annual Meeting or (iv) by marking, executing and returning the proxy card, in accordance with the instructions thereon. Shareholders who hold their Common Shares in “street name” through a bank, broker or other holder of record (a “nominee”) must vote their Common Shares in the manner prescribed by their nominee.

Presence at the Annual Meeting, via webcast or by proxy, of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum, which is required for the Company to conduct business at the Annual Meeting. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. When voting is properly authorized over the Internet, by telephone or electronically at the Annual Meeting or proxy cards are properly dated, executed and returned, the Common Shares will be voted in accordance with the instructions of the shareholder.

Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting electronically at the Annual Meeting, by executing a subsequent proxy card or by submitting a subsequent proxy over the Internet or by telephone. Shareholders who hold their Common Shares in “street name” must obtain a legal proxy from their nominee in order to vote at the Annual Meeting and must otherwise follow instructions provided by their nominee with respect to revocation of voting instructions. After obtaining a legal proxy from their nominee, shareholders who hold their Common Shares in “street name” may register to attend the Annual Meeting by submitting proof of their legal proxy reflecting the number of their shares along with their name and email address to American Stock Transfer & Trust Company, LLC (“AST”). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 29, 2023. Shareholders who hold their Common Shares in “street name” and register to attend the Annual Meeting will receive confirmation of registration by email after AST receives their registration materials.

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by nominees. When a shareholder who holds his or her Common Shares in “street name” does not provide voting instructions to his or her nominee, the nominee may not vote those shares on matters deemed non-routine (referred to as broker non-votes). Proposals 1, 3, and 4 below are non-routine matters.

Signed but unmarked proxy cards will be voted “FOR” the election of each of the nominees for director listed in Proposal 1, “FOR” Proposals 2 and 3, and with respect to Proposal 4, a frequency of “1 year” and in accordance with the judgment of the persons voting the proxies with respect to such other matters as may come before the Annual Meeting and any adjournments or postponements thereof.

Proposal Number	Item	Votes Required for Approval	Effect of Abstentions	Uninstructed Shares/Effect of Broker Non-votes

1	Election of directors	Affirmative vote of a majority of the votes cast (a “Majority Vote”) with respect to each nominee	No effect	Not voted/No effect

2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for Fiscal Year 2024	Majority Vote	No effect	Discretionary vote by nominee

3	Advisory, non-binding vote to approve executive compensation	Majority Vote	No effect	Not voted/No effect

4	To hold an advisory vote on the frequency of future executive compensation advisory votes.	The frequency (every year, every two years or every three years) that receives the most votes cast by shareholders will be considered the frequency recommended by the shareholders	No effect	Not voted/No effect

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Amended and Restated By-laws (the “By-laws”) provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently, there are ten directors, all of whom are standing for re-election. Each director elected shall serve for a term of one year and until a successor is elected and qualified.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

A nominee for election as a director must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of the votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Each shareholder is entitled to only one vote per share in the election of directors and each director nominee is voted upon separately. If an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered his or her resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Nominating Committee’s recommendation and disclose its decision and the rationale for the decision.

The nominees for re-election to the Board of Directors are Edward N. Antoian, Kelly Campbell, Harry S. Cherken, Jr., Mary C. Egan, Margaret A. Hayne, Richard A. Hayne, Amin N. Maredia, Wesley S. McDonald, Todd R. Morgenfeld and John C. Mulliken. The Board of Directors has determined that eight of the nominees, Messrs. Edward N. Antoian, Harry S. Cherken, Jr., Amin N. Maredia, Wesley S. McDonald, Todd R. Morgenfeld, John C. Mulliken, Ms. Kelly Campbell and Ms. Mary C. Egan, are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its directors possess personal and professional integrity, good judgment, a high level of ability and business acumen, and have performed exceptionally well in their respective time served as directors.

EDWARD N. ANTOIAN	Director Since 2011

Mr. Antoian, 67, is a partner of and Founder of Zeke Capital Advisors, a financial advisory firm. From 1997 until March 2019, Mr. Antoian was a partner and Senior Portfolio Manager at Chartwell Investment Partners. Prior to that, Mr. Antoian worked at Delaware Management Co. as a Senior Portfolio Manager and at E.F. Hutton in Institutional Sales and as a certified public accountant for Price Waterhouse. Mr. Antoian holds an MBA in Finance and has financial and investment experience as a result of his experience as a CFA, CPA, financial advisor and portfolio manager. Mr. Antoian serves as a director of a not-for-profit entity and two private companies. As an independent director, Mr. Antoian brings his in-depth understanding of, and expertise in, finance and accounting to the Board of Directors.

KELLY CAMPBELL	Director Since 2021

Ms. Campbell, 45, has served as President of Peacock, NBCUniversal’s streaming service, since November 1, 2021. Prior to joining Peacock, Ms. Campbell served as President of Hulu from February 2020 to October 2021 and as Chief Marketing Officer of Hulu from August 2017 to February 2020. From 2005 to 2017, Ms. Campbell held a variety of roles at Google across the Google Ads and Google Cloud businesses. Ms. Campbell brings a wealth of knowledge and experience about marketing and subscription businesses to the Board of Directors.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 73, retired from the law firm of Faegre Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania on December 31, 2022. Mr. Cherken was a partner of that firm from November 1984 to January 2020 and Senior Counsel from January 2020 to December 2022. Mr. Cherken also formerly served as managing partner of the firm and as either Chair or Co-Chair of its Real Estate Group for 18 years. As a real estate lawyer for over 45 years representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation and disposition of commercial real estate, he has extensive experience with various types of real estate transactions and retail leases, including negotiating real estate transactions and leases on behalf of the Company nearly from its inception. He also holds a Masters in Liberal Arts degree and serves as a trustee of various not-for-profit entities and academic institutions. In 2021, Mr. Cherken was appointed Honorary Consul for Philadelphia of the Republic of Armenia.

MARY C. EGAN	Director Since 2022

Ms. Egan, 55, has been serving as an independent strategy consultant to high growth private equity and venture-capital backed consumer companies since 2018, currently as principal of Egan Advisory Group. In 2013, Ms. Egan founded Gatheredtable, a consumer software as a service company offering customized meal planning, and served as its Chief Executive Officer until Gatheredtable was sold to a strategic buyer in 2018. From 2010 to 2012, Ms. Egan served as head of global strategy and corporate development for Starbucks Corporation and in 2012 led Starbucks’ food category in the Americas. From 1996 to 2010, Ms. Egan was a management consultant and Managing Director at The Boston Consulting Group, where she partnered with several leading consumer and retail brands to develop and successfully implement aggressive growth strategies. Ms. Egan currently serves on the board of directors of Noodles & Company (NASDAQ: NDLS) and previously served on the board of American Campus Communities, Inc. (formerly NYSE: ACC) from September 2018 to August 2022. Ms. Egan also served on the board of Savers (Value Village), a private company, from 2019 to 2021. Ms. Egan’s decades of experience partnering with management teams to develop and implement consumer-centric strategies for high growth omnichannel consumer brands, as well as working extensively with founders and entrepreneurs, gives her a unique set of skills to contribute to the Board of Directors.

MARGARET A. HAYNE	Director Since 2013

Ms. Hayne, 64, joined the Company in August 1982. She is an over 40-year veteran of the retail and wholesale industry. She has served as Co-President of the Company since October 2020 and as Chief Creative Officer of Urban Outfitters, Inc. since November 2013. Ms. Hayne previously served as Chief Executive Officer of Free People from August 2015 until October 2020 and President of Free People from March 2007 until August 2016. Richard A. Hayne, the Company’s current Chairman and Chief Executive Officer, is Ms. Hayne’s spouse. Azeez Hayne, Chief Administrative Officer of the Company, is Ms. Hayne’s nephew. As an employee of the Company for over 40 years and a director since 2013, Ms. Hayne brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board of Directors.

RICHARD A. HAYNE	Director Since 1976

Mr. Hayne, 75, co-founded Urban Outfitters in 1970. He has been Chairman of the Board of Directors since the Company’s incorporation in 1976 and, until February 2016, also served as the Company’s President. Mr. Hayne served as the Company’s principal executive officer until 2007 and again beginning in January 2012. Margaret A. Hayne, Co-President and Chief Creative Officer of Urban Outfitters, Inc., is Mr. Hayne’s spouse. Azeez Hayne, Chief Administrative Officer of the Company, is Mr. Hayne’s nephew. Mr. Hayne’s long tenure leading the Company as Chairman of the Board of Directors, his tenure as principal executive officer and his exceptional leadership skills make him uniquely qualified to serve as a director.

AMIN N. MAREDIA	Director Since 2020

Mr. Maredia, 50, is a Co-founder of, and Managing Partner at Meaningful Partners, a consumer-focused fund that invests in purpose, mission and consumer relevant businesses in the consumer sector. Prior to co-founding Meaningful Partners in 2018, Mr. Maredia served as the Chief Executive Officer of Sprouts Farmers Market, Inc (“Sprouts”), the second largest healthy grocer in the United States, beginning in 2015 and also served on the board of directors of Sprouts. Mr. Maredia also served as Chief Financial Officer of Sprouts from 2011 to 2015. Before Sprouts, Mr. Maredia served in key global strategic roles at Burger King Corporation including leading strategy, global business development and finance. Mr. Maredia has also been deeply involved in local and global community work for over two decades around health, education and economic development with various domestic and global organizations including the Aga Khan Development Network, the Sprouts Healthy Communities Foundation, Teach for America and Pratham USA. Mr. Maredia attended the Harvard Business School management program and has an undergraduate degree in Accounting from the University of Houston. Mr. Maredia’s in-depth experience in the consumer sector, including high growth omni-channel businesses, as well as his public company experience as Chief Executive Officer, Chief Financial Officer and board member brings valuable expertise to serve as a director.

WESLEY S. MCDONALD	Director Since 2019

Mr. McDonald, 60, has been retired since 2017. Previously, he served as Chief Financial Officer of Kohl’s Corporation from 2003 to 2017. Before joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation. Mr. McDonald currently serves on the Board of Directors of Wingstop Inc., which operates and franchises over 2,000 restaurants worldwide. Mr. McDonald’s experience as a chief financial officer and in other senior executive leadership roles working with publicly traded consumer products companies provides him with a distinctive set of qualifications and skills to serve as a director.

TODD R. MORGENFELD	Director Since 2019

Mr. Morgenfeld, 51, is the Chief Financial Officer and Head of Business Operations of Pinterest, Inc., a position he has held since 2019. On February 1, 2023, Mr. Morgenfeld announced his plan to step down from his position at Pinterest, Inc., effective as of July 1, 2023. From 2016 to 2019, he served as Chief Financial Officer of Pinterest, Inc. Before joining Pinterest, Mr. Morgenfeld served as Vice President of Finance at Twitter from 2015 to 2016 and Treasurer and Senior Vice President of Corporate Development and Corporate Financial Analytics for Hewlett-Packard Company from 2013 to 2015. Prior to his role at Hewlett-Packard, Mr. Morgenfeld was an investment partner at Silver Lake Partners from 2004 to 2013. Mr. Morgenfeld graduated first in his class from the United States Military Academy and also holds an MBA degree from Stanford University. Mr. Morgenfeld has served as a director of a not-for-profit entity and as chairman of the board and member of the audit committee of a public company. His significant finance and consumer internet experience provides valuable expertise to the Board of Directors.

JOHN C. MULLIKEN	Director Since 2020

Mr. Mulliken, 50, currently serves as a Senior Advisor with The Boston Consulting Group (“BCG”), a global management consulting firm where Mr. Mulliken previously served as a management consultant on topics of retail, consumer goods and technology, and a frequent advisor to high growth technology companies. Prior to re-joining BCG in 2020, Mr. Mulliken served on the executive team at Wayfair Inc. for a decade, serving as Chief Technology Officer and Senior Vice President of Strategic Initiatives. Mr. Mulliken founded and led several lifestyle brands including Joss & Main and Birch Lane. He also led the acquisition and integration of DwellStudio as well as the ground-up creation of a proprietary ad tech business and tech stack. Mr. Mulliken previously served as the Chief Integrated Product Officer at IndigoAg, an agricultural technology company. Mr. Mulliken also serves on the board at Bombas, a direct-to-consumer apparel company. Mr. Mulliken has a 25-year track record of leading innovation and growth as a technology executive and management consultant. Mr. Mulliken earned his undergraduate degree in Mathematics from Reed College and his MBA in Corporate Finance from London Business School. Mr. Mulliken’s decades of experience in ecommerce and multichannel retail as Chief Technology Officer and member of the executive team of a publicly traded company, as well as a strategy consultant and independent director, provides him valuable perspective as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Governance Summary & Highlights

We are committed to corporate governance practices that promote long-term value creation, transparency and accountability to our shareholders. The Company and the Board of Directors engage with shareholders in an effort to ensure that management and the Board are focused on, and responsive to, investor priorities and concerns.

After extensive shareholder engagement efforts and evaluation of best practices over the past several years, the Board of Directors has adopted numerous governance changes, including:

• declassifying the Board of Directors,

• adopting a majority voting standard for director candidates,

• appointing a lead independent director,

• adopting a proxy access bylaw, and

• holding annual say-on-pay votes.

In addition, the Company has substantially increased the number of independent Directors on the Board of Directors and significantly diversified the Board of Directors on multiple dimensions. In recent years, the Board of Directors has added multi-channel retail, financial, technology and consumer-sector expertise to the Board of Directors. If all director nominees are elected at the Annual Meeting, female Directors will make up 30% of the Board of Directors. For the sixth consecutive year, female Directors make up more than 25% of the Board of Directors. The Company will continue to seek new skills sets for the Board of Directors and to enhance overall diversity in board recruitment efforts going forward.

The matrix below provides summary information regarding the candidates for and current Board of Directors in an easy-to-read format.

Board of Directors
	Edward N. Antoian	Kelly Campbell	Harry S. Cherken, Jr.	Mary C. Egan	Margaret A. Hayne	Richard A. Hayne	Amin N. Maredia	Wesley S. McDonald	Todd R. Morgenfeld	John C. Mulliken
Standing for Re-Election	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Chairman of the Board						X
Lead Independent Director	X
Committee Memberships
Audit	X							Chair	X
Compensation and Leadership Development		X					X	X	Chair
Nominating and Governance				X			X			Chair
Demographic & Background
Independent Director (NASDAQ Criteria)	Yes	Yes	Yes	Yes	No	No	Yes	Yes	Yes	Yes
Tenure (years)	12	1	34	1	10	47	2	4	4	2
Age	67	44	73	55	64	75	50	60	51	50
Gender	Male	Female	Male	Female	Female	Male	Male	Male	Male	Male

Board Diversity Matrix (As of April 3, 2023)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian (other than South Asian)	—	—	—	—
Indian/South Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Directors who Identify as Middle Eastern: 1

Directors who have Military Experience: 1

The Company’s Board Diversity Matrix for 2022 is disclosed in its Definitive Proxy Statement filed with the SEC on April 1, 2022.

Board of Directors

Our business is managed under the direction of our Board of Directors in accordance with the Pennsylvania Business Corporation Law of 1988 and our By-laws. Members of the Board of Directors are kept informed of our business through discussions with the Chairman of the Board of Directors (the “Chairman”), the Chief Financial Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board of Directors and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

The foundation for our corporate governance is the Board of Directors’ policy that a majority of the members of the Board of Directors should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the U.S. Securities and Exchange Commission (the “SEC”) and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

Currently, there are ten directors, eight of whom are non-employee directors. The Board of Directors has determined that none of the eight current non-employee directors have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these eight directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. Neither Richard A. Hayne nor Margaret A. Hayne is independent. See also “—Audit Committee” below.

The Board of Directors currently combines the role of Chairman and the role of Chief Executive Officer. Richard A. Hayne currently serves in both of these positions. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such, the Board of Directors believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors and includes several effective oversight mechanisms. The Company’s corporate governance structure includes, but is not limited to, the following components: (i) the Board of Directors is comprised of a majority of independent directors; (ii) following most meetings of the Board of Directors, the independent directors meet in executive session without the Chairman present to review, among other things, his performance as Chief Executive Officer; and (iii) various committees of the Board of Directors composed of only independent directors perform oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chief Executive Officer) and the selection and evaluation of directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure. The Board of Directors retains authority to modify this structure as it deems appropriate.

In order to enhance the Board of Directors’ active and objective oversight of our management, the Board of Directors annually elects one of its independent directors to serve in a lead capacity (the “Lead Director”). Edward N. Antoian has been elected by the Board of Directors to serve as the Lead Director since 2018. The duties of the Lead Director are to (i) preside at all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, (ii) call meetings of the independent directors, (iii) serve as the principal liaison between the Chairman and the independent directors, (iv) approve the frequency of meetings of the Board of Directors and meeting agendas and schedules, (v) be available, when appropriate and when the Chairman is not available, for consultation and direct communication with shareholders of the Company, and (vi) review the Lead Director Charter on an annual basis and recommend to the Board of Directors for approval any modifications or changes. A copy of the charter for the Lead Director is available on the Company’s corporate website, www.urbn.com.

During Fiscal 2023, the Board of Directors held four meetings. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he or she sits. All references in this Proxy Statement to our fiscal years refer to the fiscal years ended on January 31 in those years. For example, “Fiscal 2023” refers to the Company’s fiscal year ended January 31, 2023.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation and Leadership Development Committee (“Compensation Committee”), and a Nominating and Governance Committee. The charters of these committees have been approved by our Board of Directors and are available on the Company’s corporate website at www.urbn.com.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with management, the independent accountants and management of the Company’s internal audit department the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below) and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management and the Company’s response to those communications and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related-party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Audit Committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (13) enforce the Company’s Code of Conduct and Ethics (the “Code of Conduct”). The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that each member of the Audit Committee is independent under the independence standards discussed above, and that each member meets the additional independence standards applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of the current directors serving on the Audit Committee, Wesley S. McDonald, Edward N. Antoian and Todd R. Morgenfeld, qualifies as an “audit committee financial expert” in accordance with the definition set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC. In Fiscal 2023, the Audit Committee met eight times.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee: (1) annually reviews and determines the compensation of the Chief Executive Officer and all other executive officers, including the use of cash incentives and deferred compensation plans; (2) determines the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue of 1986, as amended (the “Code”); (3) approves compensation programs and grants involving the use of the Common Shares and other equity securities; (4) appoints (based on the consideration of certain factors set forth in the Compensation Committee charter), compensates and oversees the work of the compensation consultant retained by the committee; (5) prepares an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and (6) reviews and discusses with management plans and programs to support the selection, development and retention of future leadership for the Company. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Operation and Process—Role of Executive Officers in Establishing Compensation.” In Fiscal 2023, the Compensation Committee met four times.

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman: (1) recommends to the Board of Directors for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for re-election. The Nominating Committee also periodically reviews the Company’s corporate governance policies and practices and recommends to the Board of Directors any appropriate modifications. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. In Fiscal 2023, the Nominating Committee met four times.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals with diverse experience from traditional corporate environments as well as from other sources who are qualified to be directors based on the Nominating Committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third-party search firm to assist in finding director candidates.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors, although it does not have a formal policy. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board of Directors. The Nominating Committee strives to broaden the knowledge and viewpoints of the members of the Board of Directors. Therefore, the Board of Directors, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

The nominees for election to the Board of Directors consist of individuals with several different areas of expertise, including physical and digital retail, creative and design, brand strategy, social media, finance and accounting, hospitality, law, technology and consumer-sector experience.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the applicable shareholder proposal date referred to in the “Proposals for 2024 Annual Meeting” section of this Proxy Statement, provided such recommendations comply with the applicable procedures in the Company’s By-laws, which are summarized in that section. Shareholders may submit director recommendations in writing to the Nominating Committee at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience and (ii) the nominee’s consent to being named in the proxy statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its charter, considers and reviews with management, the Company’s internal audit department and the independent registered public accounting firm the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. Among other risks, the Audit Committee periodically reviews the Company’s data security and privacy policies, procedures and risks. The Company’s Data Protection Officer reports to the Audit Committee at least quarterly and provides the Audit Committee updates regarding the Company’s data privacy environment. The Company’s Chief Information Security Officer reports to the Audit Committee at least annually regarding the Company’s data security environment. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise. In addition, the Company maintains an Impact Committee, co-chaired by URBN’s Chief Sourcing Officer and its Chief Administrative Officer. The Impact Committee maintains functional Working Groups that focus on three areas: Environmental & Social, Data Privacy & Security, and Governance. The Impact Committee reports to the Board of Directors at least annually.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Compensation of Executive Officers—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to Company policy, the directors are expected to attend the Company’s annual meetings of shareholders. All of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. The Code of Conduct applies to the Company’s directors and employees, including its Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code of Conduct includes guidelines relating to compliance with laws, including anti-bribery and illegal payment laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, the protection and use of the Company’s confidential information, the acceptance of gifts and business courtesies, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Conduct. The Code of Conduct is available on the Company’s corporate website at www.urbn.com. The Company intends to post any amendments to the Code of Conduct and also to disclose any waivers (to the extent applicable to the Company’s executive officers and directors) on its website.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

FISCAL YEAR 2024

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting for Fiscal 2024 and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Board of Directors proposes and recommends that shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Fiscal 2024.

More information concerning the relationship of the Company with its independent registered public accounting firm appears above under the heading “Corporate Governance at Urban Outfitters—Audit Committee” and below under the headings “Relationships with Auditors” and “Audit Committee Report.”

If the shareholders do not ratify the appointment, the Audit Committee will take such vote into account in considering the retention of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.

PROPOSAL 3. Shareholder advisory vote on executive compensation

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, as set forth in this Proxy Statement. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. Based on an advisory vote at our 2017 Annual Meeting of Shareholders, it is our current policy to hold an advisory vote on the compensation of our named executive officers every year.

At the Company’s 2022 Annual Meeting of Shareholders, our shareholders approved, with approximately 99% of the votes cast, the compensation of our named executive officers. The Company welcomes our shareholders’ views on this subject, and our Board of Directors and Compensation Committee will carefully consider the outcome of this vote consistent with the best interests of all shareholders. As an advisory vote, however, the outcome is not binding on the Company, the Board of Directors or the Compensation Committee.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the Fiscal 2023 compensation of our named executive officers. Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION ABOVE TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 4. Shareholder advisory vote on the Frequency of FUTURE Advisory VoteS ON Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the frequency of the advisory vote on the compensation of our named executive officers. Shareholders can indicate their preference on whether we should hold an advisory vote on the compensation of our named executive officers annually, every two years or every three years. Shareholders also have the option to abstain from voting on this matter.

At the 2017 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. The Company received proxies representing approximately 500,000 shares after the deadline for voting by proxy, however, which were not included in the results of the 2017 vote. Had those proxies been timely submitted, the recommendation of the Company’s shareholders would have been that the Company hold future advisory votes to approve executive compensation every year. After taking this into consideration, the Board of Directors determined that it was in the best interest of the Company and its shareholders to hold an advisory vote to approve executive compensation annually.

Upon consideration of the Company’s long-term goals, the structure of the Company’s executive compensation program, and the Company’s current practice of holding annual shareholder advisory votes, the Board of Directors believes that continuing to hold an advisory vote on executive compensation every year would be most appropriate. The Board of Directors values shareholder views on the Company’s compensations program, including the opinions expressed by our shareholders in these votes.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Directors intends to carefully consider the voting results in determining how frequently we will hold future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ANNUALLY (EVERY YEAR).

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth herein and in the attached notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Edward N. Antoian	100,000	149,532(1)(2)(3)	—			249,532
Kelly Campbell	100,000	149,532(1)(2)(3)	—			249,532
Harry S. Cherken, Jr.	100,000	149,532 (1)(2)(3)	—			249,532
Mary C. Egan	100,000	149,532 (1)(2)(3)	—			249,532
Amin N. Maredia	100,000	149,532 (1)(2)(3)	—			249,532
Wesley S. McDonald	100,000	149,532 (1)(2)(3)	—			249,532
Todd R. Morgenfeld	100,000	149,532 (1)(2)(3)	—			249,532
John C. Mulliken	100,000	149,532 (1)(2)(3)	—			249,532
Margaret A. Hayne	—	1,649,700 (5)(6)	—	313,500	974,748(7)	2,937,948

1.
The grant date fair value of the Restricted Stock Units (RSUs) granted on June 7, 2022, was $21.99 per share, which equaled the stock price on the date of the grant. The aggregate grant date fair value (“Aggregate Fair Value”) of these RSUs was$149,532 (6,800 shares x $21.99 per share) for each grantee.
2.
Fiscal 2023 RSU expense for each grantee was $97,503 relating to the June 7, 2022, grant and $53,066 relating to a grant made on June 8, 2021. The RSUs granted on June 8, 2021, had a grant date fair value of $38.80 per share, which also equaled the stock price on the date of grant. Ms. Campbell and Ms. Egan were elected to the Board of Directors on December 7, 2021, and June 7, 2022, respectively, and, therefore, did not receive the June 8, 2021, grant.
3.
As of January 31, 2023, the total number of outstanding stock awards held by our current non-employee directors was as follows: Mr. Antoian, 6,800; Ms. Campbell, 6,800; Mr. Cherken, 6,800; Ms. Egan, 6,800; Mr. McDonald, 6,800; Mr. Morgenfeld, 6,800; Mr. Maredia, 6,800; and Mr. Mulliken, 6,800.
4.
As of January 31, 2023, the total number of outstanding stock options held by our current non-employee directors was as follows: Mr. Antoian, 80,000; Ms. Campbell, 0; Mr. Cherken, 80,000; Ms. Egan, 0; Mr. McDonald, 10,000; Mr. Morgenfeld, 15,000; Mr. Maredia, 0; and Mr. Mulliken, 0. Ms. Hayne also had 0 outstanding options.
5.
Stock award represents 32,500 performance-based restricted stock units granted to Ms. Hayne pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
6.
Stock award represents 32,500 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
7.
This amount includes (i) Ms. Hayne’s compensation for her services as Co-President and Chief Creative Officer of the Company, (ii) matching cash contributions of $13,187 made by the Company for Ms. Hayne in Fiscal 2023 under the Urban Outfitters 401(k) Savings Plan and (iii) life insurance premiums in the amount of $384 paid by the Company for Ms. Hayne.

For a discussion of the methodology used to determine the fair value of awards in Fiscal 2023 and Fiscal 2022, please see the “Share-Based Compensation” note to the Company’s Consolidated Financial Statements for the fiscal year ended January 31, 2022, which is included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023.

Each non-employee director is paid two cash installments consisting of (i) a $50,000 payment in August, following the Company’s annual meeting of shareholders, and (ii) a $50,000 payment upon completion of the fiscal year.

During Fiscal 2023, the Company granted, on a discretionary basis, each non-employee director serving on June 7, 2022, 6,800 Restricted Stock Units (“RSUs”) under the 2017 Plan (as defined below). The grant date fair value of each RSU granted under the 2017 Plan was $21.99 .

All directors and their immediate family members are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and re-evaluate the total compensation paid to the Company’s non-employee directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the non-employee directors following the Annual Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at “experiential retailing” is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to provide executives market competitive pay with the ability to earn rewards for maximizing shareholder value and growing our brands, both in the short-term and the long-term. Our compensation program seeks to establish balanced performance metrics that promote disciplined progress towards longer-term goals and that correlate to the revenue and profit objectives of, and appropriate risk to, the Company. The majority of our executive officers’ total compensation is comprised of a combination of performance-based cash compensation and equity-based awards, which derive their benefit from increases in shareholder value. This furthers our core compensation principle of providing pay for both individual and Company-wide performance. These long-standing compensation policies were designed and approved by management, the Compensation Committee and/or the Board of Directors, as appropriate. In addition, at the 2022 Annual Meeting of Shareholders, our shareholders approved our executive compensation program. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract and retain exceptional executive leadership. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by our Chairman and Chief Executive Officer. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term Versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the fiscal year. The Company’s long-term executive compensation is generally comprised of a combination of performance stock units and restricted stock units. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods and, in the case of performance stock units, performance targets conditioned on achieving Company financial growth objectives, are closely aligned with maximizing shareholder value, supporting its long-term growth strategies and aligning compensation with risk outcomes. The Company believes that equity-based compensation awards made in Fiscal 2021, Fiscal 2022 and Fiscal 2023 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

Beginning February 1, 2013, the Company allowed certain employees, including the Company’s named executive officers, an opportunity to participate in the Urban Outfitters Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is discussed more fully below in “Equity-Based Incentives—Nonqualified Deferred Compensation Plan.” As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers. None of the named executive officers currently participate in the Deferred Compensation Plan.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. The Committee has retained an independent compensation consultant and determined both the size and allocation of executive compensation in light of market benchmarks and comparators. In addition, historically, long-term equity compensation and short-term performance-based incentive compensation have provided the majority of income that named executive officers have derived from their employment with the Company. In recognition of this, the Compensation Committee may take the performance of the Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions. Different positions may yield a different balance between cash and equity compensation in light of both market trends and Company objectives.

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares and his confidence in the Company’s future performance, our Chairman and Chief Executive Officer, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. For Fiscal 2023, Mr. Hayne remained eligible to receive a performance bonus, which was tied to revenue and profitability metrics.

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer, as described herein and under “Corporate Governance at Urban Outfitters—Compensation Committee.” The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2023, there were four meetings of the Compensation Committee.

The Compensation Committee is currently comprised of four members, Todd R. Morgenfeld (who is the Compensation Committee’s chairman), Kelly Campbell, Amin N. Maredia, and Wesley S. McDonald, all of whom are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee charter is available on the Company’s corporate website at www.urbn.com. The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

Korn Ferry Hay Group (“Korn Ferry”) has served as a compensation consultant to the Compensation Committee since February 2018, providing advice on executive compensation matters. The Compensation Committee and the Board of Directors have discretion to appoint and terminate the consultant, as described in the Compensation Committee’s charter. The Compensation Committee determines the scope of the consultant’s review. The compensation consultant typically provides benchmarking data for each individual executive against the Company’s designated peer group, as well as more general recommendations regarding the Company’s compensation structure. Korn Ferry sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment. During Fiscal 2023, the Company paid $98,200 to Korn Ferry for services rendered.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers, as well as other matters provided in the Compensation Committee charter. Neither the Company’s Chief Executive Officer nor any other executive officer makes any such determinations or sets any such policies. The Compensation Committee does consult with the Chief Executive Officer in determining compensation levels for each other named executive officer, and the Compensation Committee takes his assessment of the performance of such named executive officers into consideration when weighing the factors and setting compensation. The Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer and other executive officers may attend portions of certain meetings of the Compensation Committee as needed.

Neither the Chief Executive Officer nor any other officer has the authority to call Compensation Committee meetings or set meeting agendas themselves, nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

The Chief Executive Officer has the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. He is assisted by the Chief Operating Officer, the Chief Financial Officer, and the Chief Administrative Officer who provide him with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus, and (3) equity-based incentives, including, performance stock units, and restricted stock units.

The Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In connection with the evaluation, the Board of Directors considered, among other factors, the distribution of risk among the Company’s brands and segments, the overall mixture of compensation elements used to incentivize employees and the Company’s use of balanced performance metrics that promote disciplined progress towards longer-term goals. Based on its evaluation, the Board of Directors has concluded that the risks arising from the Company’s overall compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus, and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and directly reflects the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the target amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of actual and potential compensation to such executive, in making compensation decisions. In Fiscal 2022, the Compensation Committee benchmarked the Company’s executive compensation structure against its designated peer group and directed a number of changes for Fiscal 2022. As discussed further in “Security Ownership Guidelines” below, in Fiscal 2022, the Compensation Committee recommended and the Board of Directors adopted equity holding requirements for Directors and executive officers. The Compensation Committee also recommended and the Board of Directors adopted changes to the Company’s form equity award agreements, adding a double-trigger change of control provision as well as a clawback provision. For Fiscal 2023, as discussed in more detail in “Performance Bonuses” below, the Compensation Committee adopted a revised short term incentive structure for performance bonuses. Based on its benchmarking work, the Compensation Committee moved from its previous “cliff” target and award structure to a “threshold,” “target,” and “max” award and target structure for performance bonuses. The Compensation Committee also chose to reduce allocations to personal strategic goals, in favor of increased allocations to Company or brand financial metrics.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are typically eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the Urban Outfitters Executive Incentive Plan (as amended, the “Incentive Plan”). In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands while providing commensurate rewards to the executive.

For Fiscal 2023, the Compensation Committee set the performance criteria for each participant, including our named executive officers, in the first fiscal quarter. Eligibility for performance bonuses, the methodology for setting the performance criteria and targets, the role of executive officers in determining performance factors and the methodology for measuring achievement at the end of the fiscal year are all described below.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

Each year, the Compensation Committee sets the performance criteria, targets, and payouts for each participant during the Company’s first fiscal quarter in light of the Company’s growth strategy, major initiatives, and current and projected operations and objectives. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the Compensation Committee’s discretion. The Compensation Committee determines performance criteria that are appropriate for each participant. The Compensation Committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. After a reasonable evaluation, the Compensation Committee concluded that while the criteria or targets for Fiscal 2023 reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

For Fiscal 2023, the Compensation Committee set a “Target” percentage of Base Salary for each executive. For each executive other than the CEO, 75% of the Performance Bonus is based on achievement of Company or brand financial goals (“Financial Goals”) and 25% is based on individual goals for achievement of Company strategic efforts (“Personal Goals”). The Financial Goals of named executives without merchant responsibilities are based on achieving URBN Net Sales and Operating Income targets. The Financial Goals of Brand CEOs are based on achieving brand Net Sales and Operating Income targets. The Compensation Committee set Threshold, Target, and Max levels of performance for each Financial Goal. At “Target” level, the executive receives 100% of their Target Financial bonus, at “Threshold” they receive 50% of Target Financial bonus, and at “Max” they receive 200% of Target Financial bonus. For achievement between Threshold and Target, or Target and Max, the payout is linearly interpolated. The Compensation Committee selected strategic Personal Goals for each executive. Every named executive received a Personal Goal tied to achieving URBN’s Fiscal 2023 Sustainability Goals. Every named executive also received a Personal Goal tied to achieving a stated increase in the Q4 FY2023 Initial Markup for URBN or their brand(s) as applicable. The performance targets and achievement for the Company’s named executive officers for Fiscal 2023 are described below in “—Measuring Achievement: Payment of Bonuses.”

Role of Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Chief Administrative Officer make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement: Payment of Bonuses

At the end of the fiscal year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The Compensation Committee has discretion to exclude the positive and/or negative results of material events that it does not believe should affect the calculation of the achievement of performance goals, such as impairment of assets and goodwill, legal judgments and settlements, foreign currency exchange rates, force majeure events, major corporate events such as acquisitions, divestitures and restructuring, material changes in laws and regulations, cost of approved corporate initiatives, and other matters that management may recommend to the Compensation Committee. The level of achievement attained is applied to a schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s target award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company.

Set forth in the tables below are the performance targets and the percentage of performance bonus subject to each performance objective for Fiscal 2023 for (i) the Chairman and Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the Co-President and Chief Operating Officer, (iv) the Global Chief Executive Officer of Urban Outfitters Group and Free People Group, and (v) the Global Chief Executive Officer of the Anthropologie Group.

As described above, for Fiscal 2023, either a portion or all of each named executive officer’s bonus was tied to achievement of Net Sales and Operating Income measure. URBN adjusted Net Sales of $4.831billion and adjusted Operating Income of $234 million were less than “Threshold” performance. As a result, bonuses tied to URBN Financial metrics were not paid.

Anthropologie adjusted Net Sales of $1.988 billion were just shy of “Max” performance, and Anthropologie adjusted Operating Income of $198 million was just shy of “Target” performance. Accordingly, bonuses tied to Anthropologie Net Sales and Operating Income were paid at between Target and Max and between Threshold and Target, respectively.

Free People adjusted Net Sales of $1.103 billion were just shy of Target performance, and Free People adjusted Operating Income was below Threshold. Accordingly, bonuses based on Free People Net Sales were paid between Threshold and Target levels, and bonuses based on Free People Operating Income were not paid.

Urban Outfitters brand adjusted Net Sales of $1.574 billion and adjusted Operating Income of ($22.9 million) were below Threshold. As a result, bonuses based on Urban Outfitters brand performance were not paid.

Richard A. Hayne – Chairman and Chief Executive Officer		Payout Potential as % of $1,000,000 Target Bonus
Performance Metrics	Metric Weight	Threshold	Target	Maximum
URBN Net Sales Goal	50.00%	$4.848 billion	$4.998 billion	$5.148 billion
URBN Net Sales Payout	50.00%	—	50.0%	—
URBN Operating Income Goal	50.00%	$335.5 million	$372.8 million	$410.1 million
URBN Operating Income Payout	50.00%	—	50.0%	—

Melanie Marein-Efron – Chief Financial Officer		FY23 Bonus Plan Target – Max: 100% - 175.0%
		Payout Potential as % of Base Salary
Performance Metrics	Metric Weight	Threshold	Target	Maximum
URBN Net Sales Goal	37.50%	$4.848 billion	$4.998 billion	$5.148 billion
URBN Net Sales Payout	37.50%	18.75%	37.50%	75.00%
URBN Operating Income Goal	37.50%	$335.5 million	$372.8 million	$410.1 million
URBN Operating Income Payout	37.50%	18.75%	37.50%	75.00%
*Personal Goals (cap at Target)	25.00%	May be prorated below Target	25.00%	—
		TOTAL:	100.00%	175.00%

* For Fiscal 2023, Ms. Marein-Efron had five individual initiatives: Sustainability, IMU, and three related to Expense Control.

Tricia D. Smith – Global Chief Executive Officer, Anthropologie Group		FY23 Bonus Plan Target – Max: 150% - 262.5%
		Payout Potential as % of Base Salary
Performance Metrics	Metric Weight	Threshold	Target	Maximum
Anthropologie Net Sales Goal	37.50%	$1.875 billion	$1.933 billion	$1.991 billion
Anthropologie Net Sales Goal Payout	37.50%	28.125%	56.25%	112.50%
Anthropologie Operating Income Goal	37.50%	$179.4 million	$199.3 million	$219.3 million
Anthropologie Operating Income Payout	37.50%	28.125%	56.25%	112.50%
*Personal Goals (cap at Target)	25.00%	May be prorated below Target	37.50%	—
		TOTAL:	150.00%	262.50%

* For Fiscal 2023, Ms. Smith had five individual initiatives (one of each): Sustainability, IMU, AnthroLiving, DTC, and Core.

Sheila B. Harrington – Global Chief Executive Officer Urban Outfitters Group and Free People Group		FY23 Bonus Plan Target - Max: 200% - 350.0%
		Payout Potential as % of Base Salary
Performance Metrics	Metric Weight	Threshold	Target	Maximum
Free People Net Sales Goal	18.75%	$1.074 billion	$1.107 billion	$1.140 billion
Free People Net Sales Payout	18.75%	18.75%	37.50%	75.00%
Free People Operating Income Goal	18.75%	$137.9 million	$153.2 million	$168.5 million
Free People Operating Income Payout	18.75%	18.75%	37.50%	75.00%
Urban Outfitters Net Sales Goal	18.75%	$1.773 billion	$1.828 billion	$1.883 billion
Urban Outfitters Net Sales Payout	18.75%	18.75%	37.50%	75.00%
Urban Outfitters Operating Income Goal	18.75%	$96.3 million	$107.0 million	$117.7 million
Urban Outfitters Operating Income Payout	18.75%	18.75%	37.50%	75.00%
*Personal Goals (cap at Target)	25.00%	May be prorated below Target	50.00%	—
		TOTAL:	200.00%	350.00%

* For Fiscal 2023, Ms. Harrington had five individual initiatives (one of each): Sustainability, IMU, DTC, FP Movement, and Wholesale.

Francis J. Conforti – Co-President and Chief Operating Officer		FY23 Bonus Plan Target – Max: 150% - 262.5%
		Payout Potential as % of Base Salary
Performance Metrics	Metric Weight	Threshold	Target	Maximum
URBN Net Sales goal	37.50%	$4.848 billion	$4.998 billion	$5.148 billion
URBN Net Sales payout	37.50%	28.125%	56.25%	112.50%
URBN Operating Income goal	37.50%	$335.5 million	$372.8 million	$410.1 million
URBN Operating Income payout	37.50%	28.125%	56.25%	112.50%
*Personal Goals (cap at Target)	25.00%	May be prorated below Target	37.50%	—
		TOTAL:	150.00%	262.50%

* For Fiscal 2023, Mr. Conforti had five individual initiatives (one of each): Sustainability, IMU, Expense Control, People, and Logistics.

In the future, if the Company were to change the financial budgets or goals upon which the performance targets and awards were based for a particular fiscal year, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by maximizing shareholder value. In addition, as shareholders, executives will benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock appreciation rights, performance stock units, restricted stock units, restricted stock, and stock options under the Company’s stock incentive plans, which have been approved by the Company’s shareholders. The Company may grant awards under the Urban Outfitters 2017 Stock Incentive Plan (the “2017 Plan”) and certain awards under the Urban Outfitters 2008 Stock Incentive Plan (the “2008 Plan”). While some awards are still outstanding under the 2008 Plan, all awards granted in Fiscal 2023 were under the 2017 Plan.

The Compensation Committee determines whether to grant equity awards, the type of award, and the size of the grant to each executive officer based upon its overall assessment. The Compensation Committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer, and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

Performance Stock Units and Restricted Stock Units

Performance stock unit (“PSU”) awards and restricted stock unit (“RSU”) awards are forms of equity-based incentives available to the Compensation Committee under the 2017 Plan. RSU awards are purely time-vesting awards.

As discussed above, under “—Design of Compensation Program—Long-Term Versus Currently Paid Out Compensation,” the Company believes that the PSU awards made in Fiscal 2023 offer the potential for meaningful compensation for superior performance measured over an extended period of time. Vesting is both time-based and performance-based; the awards will not vest until the date specified in the award agreement and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The Compensation Committee considers the PSU awards granted in Fiscal 2023 to be an integral component of the named executive officers’ overall compensation.

In Fiscal 2023, the Company made grants of PSUs and RSUs to named executive officers. On March 8, 2022, the Company granted 32,500 PSUs and 32,500 RSUs to Francis J. Conforti, Co-President and Chief Operating Officer URBN, 35,000 PSUs and 35,000 RSUs to Sheila B. Harrington, Global Chief Executive Officer of the Urban Outfitters and Free People Brands, 27,500 PSUs and 27,500 RSUs to Tricia D. Smith, Global Chief Executive Officer of the Anthropologie Group, and 15,000 PSUs and 15,000 RSUs to Melanie Marein-Efron, Chief Financial Officer of URBN. One-third of the grants are subject to a performance period ending on March 8, 2024 where the average Operating Income margin for Urban Outfitters, Inc. for fiscal years 2023 and 2024 is equal to or greater than 5.0%, one-third of the grants are subject to a performance period ending on March 8, 2025 where the average Operating Income margin for Urban Outfitters, Inc. for fiscal years 2023, 2024, and 2025 is equal to or greater than 5.5%, and the remaining one third of the grants are subject to a performance period ending on March 8, 2026 where the average Operating Income margin for Urban Outfitters, Inc. for fiscal years 2023, 2024, 2025, and 2026 is equal to or greater than 6.0%.

Timing

The Company generally considers once-a-year grants to a broad group of executives and managers, including named executive officers, typically at regularly scheduled board meetings and at such other times as necessary for business purposes related to employee promotion, or retention, or new hires. The Company makes grants that are effective on or after the date when the “Administrator” (defined in the Plans as the Compensation Committee, or, for grants under a specified threshold made to certain employees, a committee of which the Chairman is the sole member) approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Nonqualified Deferred Compensation Plan

The Company maintains an “unfunded” Deferred Compensation Plan primarily for the purpose of providing deferred compensation to a select group of employees who are limited in their participation under the Company’s 401(k) plan. Accordingly, the Deferred Compensation Plan is exempt from Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and complies with the requirements of Section 409A of the Code. The terms of the Deferred Compensation Plan were adopted by the Board of Directors on November 27, 2012, and the Deferred Compensation Plan became effective on February 1, 2013.

Deferred compensation under the Deferred Compensation Plan consists of elective deferral credits, if any, made by the participant and discretionary contribution credits made by the Company. Elective deferral credits will be fully vested. Discretionary contribution credits may be subject to a vesting schedule determined by the Company. Payment obligations, if any, under the Deferred Compensation Plan are payable in cash on a date or dates selected by the participant or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances.

Additional Types of Compensation

In addition to the three main elements, the Company provides compensation to its executive officers in the form of: (i) a 401(k) matching contribution available to all employees who have completed three months of service, which is $0.50 as of January 1, 2019, on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, with the deferral limited by applicable law; (ii) a holiday bonus, capped at $5,000; and (iii) employee awards made to all staff with fixed dollar amounts, plus the tax cost of such awards, for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service.

At its discretion, the Compensation Committee may also award bonuses to employees, including named executive officers, for individual achievement or outstanding performance, to motivate for achievement of specific Company or individual goals and/or to promote retention and loyalty to the Company.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

The 2017 Plan provides that upon a change in control, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable. The 2017 Plan, however, provides the Compensation Committee with the flexibility to specify the change in control provisions in the award agreement. In Fiscal 2022, the Compensation Committee directed management to amend the grant instruments for the 2017 Stock Plan to include a “double-trigger” change of control provision. As a result, in Fiscal 2023, all award agreements granted to key executives were under the 2017 Plan and included a “double-trigger” provision that vesting would accelerate upon a “change in control” of the Company if the employee is terminated without good cause or resigns for good reason. “Change in control” was defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. In deciding whether to exclude the change in control provisions in the grants, the Compensation Committee considers various factors, such as consistency with previous Company plans, industry practice, competition in the marketplace and effects on retention.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the Compensation Committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The Compensation Committee selected these corporate transactions as a triggering event for potential termination because they believe they are customary in industry practice.

Benchmarking

In August 2022, Korn Ferry, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to named executive officers of specialty retailers similar in operations and revenue to the Company and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were PVH Corp, Ralph Lauren Corp, Williams-Sonoma, Under Armour, Capri Holdings (Michael Kors), Tapestry, American Eagle Outfitters, Abercrombie & Fitch, Carter’s, Genesco, Columbia Sportswear, G-III Apparel Group, Lululemon Athletica, Guess, Victoria’s Secret & Co., and Levi Strauss & Co. The Compensation Committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th and 75th percentiles for informational and overall comparison purposes. The Compensation Committee also directed management to prepare benchmarking information from the publicly filed information of the Peer Group companies for the Compensation Committee’s use and review. Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

The 2022 Korn Ferry analysis also provided benchmarking information for certain executives who are not named executive officers. In addition, from time to time, management provides the Compensation Committee with benchmarking data related to executives and managers who are not named executive officers.

If the Compensation Committee elects to analyze comparative data, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the Compensation Committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in Fiscal 2023, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in Operating Income and in responsibility of its executives. Each year, the Compensation Committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and their specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year take into account increased revenue and profitability, market comparative data, performance, and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. The Company has not generally decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at Richard A. Hayne’s request, the Compensation Committee set his base salary at $1.00 in Fiscal 2009, which has remained in effect since that time and continued in effect for Fiscal 2023.

Under the Incentive Plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees at its discretion, even if specified performance goals are not achieved. In future fiscal years, the requirements for performance bonus awards could be waived to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a fiscal year, the Compensation Committee also has the ability to grant cash bonuses to any executive officer on a discretionary basis, as described above in “—Additional Types of Compensation.”

Pursuant to the Plans, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised and may accelerate the date of termination of the restrictions applicable to restricted stock and restricted stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

Employment Agreements with Named Executive Officers

Other than an employment agreement with Tricia D. Smith, the Company at present has no employment agreements or contracts with its currently serving named executive officers and has no policies for post-termination compensation arrangements. In the future, the Company may, in its sole discretion, decide to provide some form of severance to other named executive officers in the event that any named executive officer’s employment ceases.

In February 2021, we entered into an employment agreement with Ms. Smith to serve as Global Chief Executive Officer of Anthropologie Group, effective as of April 12, 2021. The employment agreement has an indefinite term and provides an initial annual base salary of $750,000 and annual bonus up to 150% of Ms. Smith’s base salary. Ms. Smith is also eligible to participate in our employee benefit plans. Ms. Smith also received a sign-on bonus, an award of 30,000 RSUs, vesting in equal increments on the second, third, and fourth anniversaries of the grant date (conditioned upon continued employment and the terms of the granting instrument), a relocation payment, and payment for six months of temporary housing. Ms. Smith was guaranteed that her annual bonus for Fiscal Year 2022 would not be less than 50% of her base salary and her bonus for Fiscal Year 2023 would not be less than 25% of her base salary.

Under her employment agreement, if Ms. Smith were terminated without cause or resigned with good reason, she would be entitled, subject to the signing of a release with the Company, to receive an amount equal to her base salary paid in installments over the one year period following her termination, subsidized health benefit coverage under COBRA, and any amounts already earned or vested under the Company’s benefit plans. If Ms. Smith voluntarily resigned without good reason, she would not be entitled to severance payments but would be entitled to receive amounts earned or vested under the Company’s benefit plans. Ms. Smith is subject to non-solicitation restrictions for the 12-month period following the termination of her employment with the Company for any reason and standard confidentiality obligations.

Tax and Accounting Considerations

The applicability of Section 162(m) of the Code may affect the tax deductibility of certain portions of named executive officers’ compensation. The 2017 Tax Cuts and Jobs Act eliminated the exception under Section 162(m) of the Code for performance-based compensation and commissions, such that all compensation over one million dollars would be nondeductible. Where possible, the Company will structure compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity-based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

In Fiscal 2022, the Compensation Committee recommended, and the Board of Directors adopted stock holding requirements for the Company’s directors and executive officers. Under this policy, non-employee directors, the CEO, and other executive officers are required to hold the lesser of a specified number of Common Shares or “URBN Equity” with an aggregate value equal to a specified multiple of their annual cash compensation or base salaries. Individuals covered by the policy have five years from the date they become covered by the policy to comply. After the five-year period, individuals who are not compliant must hold at least 50% of the net, after-tax Common Shares acquired under the Company’s stock plan and may not sell certain other owned Common Shares until the ownership requirement is met.

In addition, the Code of Conduct prohibits the directors and executive officers of the Company, other Company employees who have been granted options to purchase Company securities or who have received awards of equity-based securities, all Company employees who report directly to the Chief Executive Officer, and all employees in the Company’s Finance Department at the director level or above from trading any options on Company securities, maintaining a short position in Company securities, or engaging in certain hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, or zero cost collars related to the Company’s Common Shares.

Consideration of Advisory Shareholder Vote on Executive Compensation

At the 2022 Annual Meeting of Shareholders, our shareholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2022 Proxy Statement. The Compensation Committee appreciates and values the views of our shareholders.

As the Compensation Committee evaluated the Company’s compensation practices throughout Fiscal 2023, the Compensation Committee was mindful of the strong support our shareholders expressed by the 2022 shareholder advisory vote. Future advisory votes on executive compensation, including the advisory vote that will be held at the Annual Meeting, will serve as an additional tool to assist the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

At the 2017 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. The Company received proxies representing approximately 500,000 shares after the deadline for voting by proxy, however, which were not included in the results of the 2017 vote. Had those proxies been timely submitted, the recommendation of the Company’s shareholders would have been that the Company hold future advisory votes to approve executive compensation every year. After taking this into consideration, the Board of Directors determined that it was in the best interest of the Company and its shareholders to hold an advisory vote to approve executive compensation annually until the next required shareholder vote on the frequency of future advisory votes to approve executive compensation, which will occur at the 2023 Annual Meeting of Shareholders, as described above in “Proposal 4. Shareholder Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.”

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Todd R. Morgenfeld, Chairman of the Compensation and Leadership Development Committee

Kelly Campbell

Amin N. Maredia

Wesley S. McDonald

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation(1) ($)		Total ($)
Richard A. Hayne	2023	1	5,000	—		—	50,461	(2)	55,462
Chairman of the Board and Chief Executive Officer	2022	1	5,000	—		1,000,000	35,538		1,040,539
Urban Outfitters, Inc.	2021	1	5,000	—		—	31,286		36,287
(Principal Executive Officer)
Melanie Marein-Efron	2023	580,154	5,000	761,400	(3)(4)	125,100	11,336	(5)	1,482,990
Chief Financial Officer	2022	539,481	5,000	1,144,500		528,525	8,631		2,226,137
Urban Outfitters, Inc.	2021	385,500	110,000	271,320		—	8,386		775,206
(Principal Financial Officer)
Tricia D. Smith	2023	779,231	5,000	1,395,900	(6)(7)	1,548,694	7,941	(8)	3,736,766
Global Chief Executive Officer
Anthropologie Group
Sheila B. Harrington	2023	1,021,308	5,000	1,776,600	(9)(10)	627,718	13,996	(11)	3,444,622
Global Chief Executive Officer	2022	1,003,846	5,000	2,861,250		2,000,000	6,328		5,876,424
Urban Outfitters Group & Free People Group	2021	675,108	405,000	1,292,000		—	6,015		2,378,122
Francis J. Conforti	2023	919,177	5,000	1,649,700	(12)(13)	352,688	14,221	(14)	2,940,786
Co-President & Chief Operating Officer	2022	903,461	5,000	4,959,500		1,350,000	8,788		7,226,749
Urban Outfitters, Inc.	2021	728,741	275,000	1,033,600		—	8,455		2,045,796

(1)
Includes matching cash contributions in Fiscal 2023 by the Company under the Urban Outfitters 401(k) Savings Plan of $13,500 for Mr. Richard A. Hayne, $11,204 for Ms. Marein-Efron, $7,838 for Ms. Smith, $6,057 for Ms. Harrington, and $10,146 for Mr. Conforti.
(2)
Includes automobile insurance premiums in the amount of $5,563 and life insurance premiums in the amount of $31,398 paid by the Company for Mr. Richard A. Hayne.
(3)
Stock award represents 15,000 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $380,700. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(4)
Stock award represents 15,000 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $380,700. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)
Includes life insurance premiums paid by the Company for Ms. Marein-Efron in the amount of $132.
(6)
Stock award represents 27,500 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $697,950. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(7)
Stock award represents 27,500 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $697,950. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(8)
Includes life insurance premiums paid by the Company for Ms. Smith in the amount of $103.
(9)
Stock award represents 35,000 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $888,300. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(10)
Stock award represents 35,000 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $888,300. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(11)
Includes Service Award in the amount $7,850 and life insurance premiums paid by the Company for Ms. Harrington in the amount of $89.
(12)
Stock award represents 32,500 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(13)
Stock award represents 32,500 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(14)
Includes Service Award in the amount $4,000 and life insurance premiums paid by the Company for Mr. Conforti in the amount of $76.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
Richard A. Hayne		—	1,000,000	—
Melanie Marein-Efron		300,000	600,000	$1,050,000
	03/08/2022				15,000	15,000	15,000				380,700	(2)
	03/08/2022				15,000	15,000	15,000				380,700	(3)
Tricia D. Smith		600,000	1,200,000	2,100,000
	03/08/2022				27,500	27,500	27,500				697,950	(4)
	03/08/2022				27,500	27,500	27,500				697,950	(5)
Sheila B. Harrington		1,045,000	2,090,000	3,657,500
	03/08/2022				35,000	35,000	35,000				888,300	(6)
	03/08/2022				35,000	35,000	35,000				888,300	(7)
Francis J. Conforti		705,375	1,410,750	2,468,813
	03/08/2022				32,500	32,500	32,500				824,850	(8)
	03/08/2022				32,500	32,500	32,500				824,850	(9)

(1)
The amounts listed represent potential threshold, target and maximum bonuses available to the named executive officers under the Incentive Plan. The table reports the awards that could have been earned in Fiscal 2023. The actual payments are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” As described above in “—Compensation Discussion and Analysis,” the Compensation Committee has discretion to reduce any amounts payable to any executive and to increase amounts payable to executives who are not Covered Employees under the Incentive Plan.
(2)
Stock award represents 15,000 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $380,780. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(3)
Stock award represents 15,000 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $380,780. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(4)
Stock award represents 27,500 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $697,950. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)
Stock award represents 27,500 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $697,950. For a discussion of the assumptions and accounting for restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 1, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(6)
Stock award represents 35,000 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $888,300. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(7)
Stock award represents 35,000 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $888,300. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(8)
Stock award represents 32,500 performance-based restricted stock units granted pursuant to an award made on March 8, 2022, and subject to a performance period ending on January 31, 2026. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(9)
Stock award represents 32,500 restricted stock units granted pursuant to an award made on March 8, 2022. The Aggregate Fair Value for the award was $824,850. For a discussion of the assumptions and accounting for restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2023, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on April 3, 2023. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Hayne	—	—	—		—
Melanie Marein-Efron	—	—	3,000	(1)	82,170	(2)
	—	—	7,000	(3)	191,730	(2)
	—	—	15,000	(4)	410,850	(2)
	—	—	15,000	(5)	410,850	(2)
	—	—	15,000	(6)	410,850	(2)
	—	—	15,000	(7)	410,850	(2)
Tricia D. Smith	—	—	30,000	(8)	821,700	(2)
	—	—	27,500	(6)	753,225	(2)
	—	—	27,500	(7)	753,225	(2)
Sheila B. Harrington	—	—	16,667	(1)	456,509	(2)
	—	—	33,334	(3)	913,018	(2)
	—	—	37,500	(4)	1,027,125	(2)
	—	—	37,500	(5)	1,027,125	(2)
	—	—	35,000	(6)	958,650	(2)
	—	—	35,000	(7)	958,650	(2)
Francis J. Conforti	—	—	13,334	(9)	365,218	(2)
	—	—	26,667	(10)	730,409	(2)
	—	—	65,000	(4)	1,780,350	(2)
	—	—	65,000	(5)	1,780,350	(2)
	—	—	32,500	(6)	890,175	(2)
	—	—	32,500	(7)	890,175	(2)

(1)
Restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 33 1/3% of the restricted stock units that were eligible to vest, and did vest, on February 27, 2023. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(2)
Calculated by multiplying our closing market price on January 31, 2023 (the last business day of Fiscal 2023) by the number of performance-based restricted stock units that have not vested.
(3)
Restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 66 2/3% of the restricted stock units, 33 1/3% of which were eligible to vest, and did vest on February 27, 2023, and 33 1/3% of which are eligible to vest on February 25, 2024. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(4)
Restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the restricted stock units are eligible to vest on April 12, 2023, April 12, 2024, and April 12, 2025. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(5)
If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the performance-based restricted stock units are eligible to vest on each of April 12, 2023, April 12, 2024, and April 12, 2025. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(6)
Restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the restricted stock units are eligible to vest on March 8, 2024, March 8, 2025, and March 8, 2026. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(7)
If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the performance-based restricted stock units are eligible to vest on each of March 8, 2024, March 8, 2025, and March 8, 2026. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(8)
Restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the restricted stock units are eligible to vest on June 8, 2023, June 8, 2024, and June 8, 2025. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(9)
If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 33 1/3% of the performance-based restricted stock units that were eligible to vest, and did vest, on February 27, 2023. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”
(10)
If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents 66 2/3% of the of the performance-based restricted stock units, 33 1/3% of which were eligible to vest, and did vest, on February 27, 2023, and 33 1/3% of the performance-based restricted stock units are eligible to vest on each of February 25, 2024. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2023

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Hayne	—	—
Melanie Marein-Efron	2,000	53,620
	3,000	82,530
	3,500	93,835
Tricia D. Smith	—	—
Sheila B. Harrington	13,334	357,485
	16,667	458,509
	16,666	446,815
Francis J. Conforti	13,334	366,818
	13,333	366,791
	13,333	357,458

Equity Compensation Plan Information

The following table shows the status of equity awards under the Plans as of January 31, 2023:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity Compensation Plans Approved by Security Holders:(1)
Securities	3,269,651	(2)	$31.11	(3)	11,384,008
Equity Compensation Plans Not Approved by Security Holders:	—		—		—
Total	3,269,651	(2)	$31.11	(3)	11,384,008

(1)
Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)
As of January 31, 2023, there were no performance stock units outstanding under the 2017 Plan for which the Company determined that it is unlikely that the performance targets for these units would be achieved by any of the applicable measurement dates.
(3)
Weighted-average exercise price does not take into account performance stock unit and restricted stock unit awards.

CEO PAY RATIO

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Richard A. Hayne, to the annual total compensation of our median employee (the “CEO Pay Ratio”). For Fiscal 2023, our median employee’s annual total compensation was $16,378. As set forth in the Summary Compensation Table, Mr. Hayne’s annual total compensation for Fiscal 2023 was $55,462. Accordingly, the ratio of the annual total compensation of Mr. Hayne to our median employee was 3:1.

In calculating the CEO Pay Ratio, we first identified all employees as of November 1, 2022. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, we had 21,143 U.S. and 4,098 non-U.S. employees on that date. In accordance with SEC rules, we excluded all employees in the 13 countries with our smallest employee populations, totaling in the aggregate 837 employees (approximately 3.30% of our total employee population on November 1, 2022). The table below sets forth the number of excluded employees by country.

To identify our median employee, we used total taxable compensation for calendar year 2022 and annualized the compensation of all permanent employees who worked for us for less than the full calendar year. We then calculated Fiscal 2023 compensation for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

EXCLUDED
Jurisdiction	Employees as of November 1, 2022
Germany	265
Netherlands	153
France	104
Spain	68
Belgium	60
Ireland	47
Denmark	33
Italy	32
Sweden	25
Austria	24
Poland	14
Turkey	9
Hong Kong	13
TOTAL	837

INCLUDED
Jurisdiction	Employees as of November 1, 2022
US (including Puerto Rico)	21,143
UK	2,317
Canada	944
TOTAL	24,404

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company’s performance, see “Compensation of Executive Officers” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our named executive officers ("NEOs"), including with respect to RSUs and PSUs.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Company-Selected Performance Measures
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)(6)		Net Sales (in thousands)	Operating Income (in thousands)
2023	$55,462	$55,462	$2,901,291	$2,847,873	$95.38	$110.28	$159,699	$4,795,244	$226,623
2022	$1,040,539	$1,040,539	$4,876,086	$4,582,685	$104.70	$107.47	$310,616	$4,548,763	$408,566
2021	$36,287	$36,287	$1,751,526	$956,780	$107.14	$109.59	$1,236	$3,449,749	$3,972

(1)
The dollar amounts reported for Mr. Richard A. Hayne, our Chairman of the Board and Chief Executive Officer (“PEO”), under “Summary Compensation Table Total for PEO” are the amounts of total compensation reported for Mr. Hayne in the “Total” column of the Summary Compensation Table for each applicable year.
(2)
The dollar amounts reported for Mr. Hayne under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Hayne, as computed in accordance with Item 402(v) of Regulation S-K in each applicable year. Mr. Hayne received no equity-based or pension-based compensation in any fiscal year presented on the table above, accordingly, no adjustments were required under Item 402(v) of Regulation S-K to determine Mr. Hayne’s compensation actually paid and none are presented herein.
(3)
The dollar amounts reported under “Average Summary Compensation Total for non-PEO Named Executive Officers” represent the average of the amounts reported for the Company’s NEOs as a group (excluding any individual serving as our CEO for such year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal 2023, Francis J. Conforti, Sheila B. Harrington, Melanie Marein-Efron and Tricia D. Smith; (ii) for fiscal 2022, Francis J. Conforti, Sheila B. Harrington, Margaret A. Hayne and Melanie Marein-Efron; and (iii) for fiscal 2021, Francis J. Conforti, Trish Donnelly, Sheila B. Harrington, Margaret A. Hayne, Calvin Hollinger and Melanie Marein-Efron.
(4)
The dollar amounts reported under “Average Compensation Actually Paid for non-PEO Named Executive Officers” represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K in each applicable year. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ total compensation for each year to determine the compensation actually paid:

	NEO Averages
	2023	2022	2021
Total Compensation as reported in the Summary Compensation Table	$2,901,291	$4,876,086	$1,751,526
(Deduct): Fair value of equity compensation granted during the covered fiscal year as reported in the Summary Compensation Table	$(1,395,900)	$(2,718,188)	$(837,647)
Add: Fair value at year end of equity compensation granted in the covered fiscal year that was outstanding and unvested at the covered fiscal year end	$1,506,450	$2,046,300	$489,932
Add or (Deduct): The change in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year	$(121,363)	$240,148	$(415,796)
Add: Fair value as of the vesting date of awards granted and vested during the covered fiscal year	$—	$—	$—
Add or (Deduct): For awards granted in prior years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the change in the fair value from the end of the prior fiscal year to the vesting date	$(42,605)	$138,339	$(31,235)
Deduct: For awards granted in prior years that failed to meet the applicable vesting conditions during the covered fiscal year (i.e., were forfeited), the amount equal to the fair value at the end of the prior fiscal year	$—	$—	$(483,558)
Compensation Actually Paid to NEO	$2,847,873	$4,582,685	$956,780

In calculating compensation actually paid, the Company determined the fair value of outstanding, vested and forfeited awards in the covered year in accordance with SEC rules for compensation actually paid and computed in a manner consistent with ASC 718 fair valuation used to account for share-based payments for purposes of the financial statements consistent with U.S. generally accepted accounting principles. Restricted stock units are valued based on the share price on the relevant measurement date. Performance stock units are also valued at the share price on the relevant measurement date, except that such values are multiplied by the estimated probability of achievement as of the measurement date.

(5)
Cumulative total shareholder return (“TSR”) is calculated assuming a fixed investment of $100, including the reinvestment of dividends (as applicable) measured from the market close on January 31, 2020 through and including the end of the fiscal year for each year reported on the table.
(6)
The peer group used for this purpose is the following published industry index: S&P 500 Apparel Retail.

Financial Performance Measures

As described in greater detail in “Compensation of Executive Officers”, our approach to executive compensation is designed to directly link pay to performance, recognize both corporate and individual performance, promote long-term stock ownership, attract, retain and motivate talented executives, and balance risk and reward while taking into consideration stakeholder feedback as well as market trends and practices. As described in “Compensation of Executive Officers,” the Company uses Net Sales and Operating Income, subject to certain adjustments described therein, in determining executives’ annual bonuses, and uses Operating Income rate in PSU awards. Accordingly, the financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s named executive officers for the most recently completed fiscal year to the Company’s performance are:

•
Net Sales,
•
Operating Income, and
•
Operating Income rate.

Analysis of the Information Presented in the Pay versus Performance Table

While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between “Compensation Actually Paid” to our PEO and “Average Compensation Actually Paid” to our non-PEO Named Executive Officers and the following measures set forth in the Pay versus Performance table above: (1) (a) TSR and (b) peer group TSR; (2) Net Income; (3) Net Sales, and (4) Operating Income. The first chart also provides a comparison of the Company’s TSR to the peer group TSR.

CAP vs TSR

CAP vs Financial Performance

CAP vs Net Income

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Common Shares for each person known to the Company, other than Richard A. Hayne, Margaret A. Hayne and Harry S. Cherken, Jr., who beneficially owns more than five percent of the Company’s outstanding Common Shares, the name and address of such beneficial owner and the percentage such shares comprise of the outstanding Common Shares. All percentages are calculated based on 92,586,524 shares outstanding as of March 13, 2023.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10005	9,994,934	(1)	10.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,769,015	(2)	7.3%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	5,986,065	(3)	6.5%
Shapiro Capital Management LLC 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	5,285,182	(4)	5.7%
Turtle Creek Asset Management Inc. Scotia Plaza, 40 King Street West, Suite 5100 Toronto, Ontario M5H 3Y2 Canada	5,250,543	(5)	5.7%
Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	4,625,940	(6)	5.0%

(1)
Based solely on information reported in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 24, 2023, with the SEC. As reported in such filing, BlackRock has sole voting power with respect to 9,826,116 Common Shares and sole dispositive power with respect to 9,994,934 Common Shares.
(2)
Based solely on information reported in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 9, 2023, with the SEC. As reported in such filing, Vanguard has shared voting power with respect to 43,884 Common Shares, sole dispositive power with respect to 6,664,876 and shared dispositive power with respect to 104,139 Common Shares.
(3)
Based solely on information reported in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 10, 2023, with the SEC. As reported in such filing, Dimensional Fund has sole voting power with respect to 5,883,096 Common Shares and sole dispositive power with respect to 5,986,065 Common Shares.
(4)
Based solely on information reported in a Schedule 13G filed by Shapiro Capital Management LLC (“Shapiro”) on February 14, 2023, with the SEC. As reported in such filing, Shapiro has sole voting power with respect to 5,039,017 Common Shares, shared voting power with respect to 246,165 Common Shares and sole dispositive power with respect to 5,285,182 Common Shares.
(5)
Based solely on information reported in a Schedule 13G filed by Turtle Creek Asset Management Inc. (“Turtle Creek”) on February 14, 2023, with the SEC. As reported in such filing, Turtle Creek has sole voting power with respect to 5,250,543 Common Shares.
(6)
Based solely on information reported in a Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) on February 8, 2023, with the SEC. As reported in such filing, MFS has sole voting power with respect to 4,616,482 Common Shares and sole dispositive power with respect to 4,625,940 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares for each current director, director nominee and named executive officer for Fiscal 2023 and all directors and executive officers of the Company as a group. The number of shares beneficially owned is as of March 13, 2023, and all percentages are calculated based on 92,586,524 shares outstanding as of March 13, 2023. The address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112-1495.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Richard A. Hayne	18,706,802	(1)	20.2%
Harry S. Cherken, Jr.	9,355,428	(2)	10.1%
Margaret A. Hayne	6,158,605	(3)	6.7%
Sheila B. Harrington	167,633	(4)	*
Edward N. Antoian	94,854	(5)	*
Todd R. Morgenfeld	27,200	(6)	*
Wesley S. McDonald	22,200	(7)	*
Melanie Marein-Efron	10,128		*
Amin N. Maredia	3,900		*
John C. Mulliken	3,900		*
Francis J. Conforti	2,845	(8)	*
Kelly Campbell	—		*
Mary C. Egan	—		*
Tricia D. Smith	—		*
Current directors, director nominees and executive officers as a group (15 persons)	29,622,446	(8)	31.9%

* Denotes less than 1%.

(1)
Includes: (i) 35,140 Common Shares owned by the Hayne Foundation; (ii) 265,573 Common Shares held by two trusts, of which members of Mr. Richard A. Hayne’s immediate family are among the beneficiaries; and (iii) 23,483 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Richard A. Hayne has shared voting power. Excludes 6,158,605 Common Shares beneficially owned by Mr. Richard A. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)
Includes: (i) 80,000 Common Shares subject to presently exercisable options; (ii) 3,791,991 Common Shares held by two trusts of which Mr. Cherken is a co-trustee with Mr. D. Hayne; (iii) 4,939,876 Common Shares held by two trusts of which Mr. Cherken is co-trustee with Ms. Hayne; and (iv) 34,400 Common Shares held by two trusts of which Mr. Cherken is a trustee.
(3)
Includes: (i) 5,046,656 Common Shares owned by four trusts, of which members of Ms. Hayne's immediate family are among the beneficiaries (Mr. Cherken is co-trustee of two of these trusts and Mr. D. Hayne is co-trustee of one of these trusts): and (ii) 11,301 Common Shares allocated under the Company's 401(k) Savings Plan, with respect to which Ms. Hayne has shared voting power.
(4)
Includes 471 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Harrington has shared voting power.
(5)
Includes 80,000 Common Shares subject to presently exercisable options.
(6)
Includes 15,000 Common Shares subject to presently exercisable options.
(7)
Includes 10,000 Common Shares subject to presently exercisable options.
(8)
Includes 484 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Conforti has shared voting power.
(9)
Includes 185,000 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Morgenfeld, Ms. Campbell, Mr. Maredia and Mr. McDonald. At this time, the Board of Directors has not made any determination regarding Ms. Lambert’s replacement on the Compensation Committee. No member of the Compensation Committee who served on the Compensation Committee at any time during Fiscal 2023 is or was during Fiscal 2023 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN BUSINESS RELATIONSHIPS

Richard A. Hayne, Chief Executive Officer and Chairman, and Margaret A. Hayne, Co-President and Chief Creative Officer of Urban Outfitters, Inc., are married. Mr. Hayne’s son, David A. Hayne, is employed by the Company, and his total compensation in Fiscal 2023 was $1,965,590, including salary, bonus, equity awards and 401(k) Company contributions. Mr. Hayne’s brother, Rodger Hayne, and his daughter, Anna Starkey, are also employed by the Company. Their total compensation in Fiscal 2023 was $123,181 and $134,659, respectively.

Harry S. Cherken, Jr., a director of the Company, served as Senior Counsel at the law firm of Faegre Drinker Biddle & Reath LLP until his retirement on December 31, 2022. Faegre Drinker Biddle & Reath LLP provided legal services to the Company in Fiscal 2023 and is expected to continue to do so in the future. Faegre Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $1,126,609 during Fiscal 2023.

Todd R. Morgenfeld, a director of the Company, is Chief Financial Officer and Head of Business Operations of Pinterest, Inc., which provided digital marketing services to the Company in Fiscal 2023 and is expected to continue to do so in the future. The amount paid to Pinterest, Inc. for such digital marketing services was financially immaterial to Pinterest, Inc. and is unrelated to Mr. Morgenfeld’s compensation from Pinterest, Inc. Mr. Morgenfeld did not provide and was not involved in the provision of digital marketing services by Pinterest, Inc. to the Company, and he does not intend to provide or be involved in the provision of such services by Pinterest, Inc. in the future. The Board of Directors considered these matters in determining Mr. Morgenfeld’s independence.

John C. Mulliken, a director of the Company, serves on the board of Bombas, which supplied apparel to the Company in Fiscal 2023 and is expected to continue to do so in the future. The amount paid to Bombas in Fiscal 2023 was financially immaterial to Bombas and is unrelated to Mr. Mulliken’s compensation as director of Bombas. Mr. Mulliken was not involved in the sourcing of Bombas as a supplier to the Company, and he does not intend to be involved in the Company’s procurement of its products in the future. The Board of Directors considered these matters in determining Mr. Mulliken’s independence.

Pursuant to the terms of the Code of Conduct, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless approved by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a director, officer or employee or a member of such person’s family receives potentially improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIPS WITH AUDITORS

In May 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and has re-approved the engagement in each subsequent year. Deloitte & Touche LLP has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2023, 2022 and 2021.

One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

During Fiscal 2023, the Audit Committee was composed of three independent directors of the Company (as independence is defined under NASDAQ’s Marketplace Rules and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2023, all three current members of the Audit Committee, Wesley S. McDonald, Edward N. Antoian and Todd R. Morgenfeld, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2023 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the Audit Committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2023 for filing with the SEC.

Wesley S. McDonald, Chairman of the Audit Committee

Edward N. Antoian

Todd R. Morgenfeld

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended January 31, 2023, and 2022.

	Fiscal 2023	Fiscal 2022
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$1,325,681	$1,498,174
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	—	—
Tax Fees – professional services rendered in connection with advice related to certain state tax filings	80,355	—
All Other Fees – represents the annual charge for a web-based accounting research tool and lease consulting	—	—
Total Fees	$1,406,036	$1,498,174

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee has a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Deloitte & Touche during Fiscal 2023 in accordance with this policy.

PROPOSALS FOR 2024 ANNUAL MEETING

Shareholder Proposals for Inclusion in 2024 Proxy Statement. To be eligible for inclusion in the proxy statement for the 2024 Annual Meeting of Shareholders, shareholder proposals must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 3, 2023. If notification of a shareholder proposal is not received by December 3, 2023, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

Shareholder Director Nominations for Inclusion in 2024 Proxy Statement. In December 2016, the Board of Directors amended the Company’s By-laws to implement “proxy access,” a means for the Company’s eligible shareholders to include shareholder-nominated director candidates in the Company’s proxy materials for annual meetings of shareholders. Section 1.10 was added to the By-laws to allow a shareholder, or a group of up to 20 shareholders, owning at least 3% of the number of outstanding Common Shares continuously for at least three years, to include in the Company’s proxy materials for an annual meeting of shareholders a number of director nominees up to the greater of two or 25% of the Board of Directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified therein. Pursuant to Section 1.10 of the By-laws, written notice of shareholder nominations to the Board of Directors that are to be included in the Proxy Statement must be delivered to the Secretary of the Company not later than 120 nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2024 Annual Meeting of Shareholders and included in the Company’s proxy statement must deliver a written notice (containing the information specified in the By-laws regarding the shareholder and the proposed nominee) to the Secretary of the Company between January 8, 2024, and February 7, 2024.

Shareholder Director Nomination and Other Shareholder Proposals for Presentation at the 2024 Annual Meeting Not Included in 2024 Proxy Statement. Under our By-laws, written notice of shareholder nominations to the Board of Directors or any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 70 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2024 Annual Meeting of Shareholders but not included in the Company’s proxy statement must deliver a written notice (containing the information specified in the By-laws) to the Secretary of the Company between March 8, 2024, and March 28, 2024.

Notice of Solicitation of Proxies in Support of Nominees other than the Company’s Nominees. Notice of a solicitation of proxies in support of director nominees other than the Company’s nominees for the 2024 Annual Meeting of Shareholders must be postmarked or delivered electronically to the Secretary of the Company no later than April 7, 2024.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation for such solicitation. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some nominees may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement, annual report or Notice may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495, telephone number (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, Proxy Statement or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your nominee, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2023, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to participate in the Annual Meeting via live audio webcast, we respectfully request that you vote promptly. You may vote your shares over the Internet, by telephone or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 3, 2023

ANNUAL MEETING OF SHAREHOLDERS OF URBAN OUTFITTERS, INC. June 6, 2023 NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and Annual Report on Form 10-K are available at http://proxy.urbn.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND A FREQUENCY OF “1 YEAR” FOR PROPOSAL 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND A FREQUENCY OF “1 YEAR” FOR PROPOSAL 4, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING THE PROXIES WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033333333333340000 8 060623 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

URBAN OUTFITTERS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and Francis J. Conforti, or either of them, with full power of substitution, as the undersigned's proxies to votat the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the "Company") called for June 6, 2023, at 10:30 a.m. Eastern Time via live audio webcast at https://web.lumiagm.com/270154195 (password: urban2023) and at any adjournment thereof. (Continued and to be signed on the reverse side) 1.1 14475